Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Ondas Holdings Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.001 per share	(1)	Other	46,000,000	$5.1450	$236,670,000.00	0.0001531	$36,234.18

Total Offering Amounts:							$236,670,000.00		36,234.18
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$36,234.18

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Offering Note(s)

(1)	Proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of the registrant’s common stock, as reported on the NASDAQ Capital Market, on September 4, 2025, a date within five business days prior to the filing of this prospectus supplement.